Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-193098 and No. 333-180219 on Form S-8 and Registration Statement No. 333-188728 on Form S-3 of our report dated December 9, 2014, relating to the consolidated financial statements of M/A-COM Technology Solutions Holdings, Inc. (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a common control business combination with Nitronex, LLC) appearing in this Annual Report on Form 10-K for the year ended October 3, 2014.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

December 9, 2014